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                     September 27, 2021

       G. Reed Petersen
       Principal Officer
       Myson, Inc.
       3625 Cove Point Drive,
       Salt Lake City, Utah 84109

                                                        Re: Myson, Inc.
                                                            Amendment No. 1 to
Registration Statement on Form 10
                                                            Filed September 21,
2021
                                                            File No. 000-56333

       Dear Mr. Petersen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology